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                                                                    EXHIBIT 99.1

INCC Secures Interim Financing to Satisfy Mature Credit Line as Part of Previously Announced Acquisition by RMI.NET, Inc.

DENVER--(BUSINESS WIRE)--March 21, 2000--As previously announced by RMI.NET,
Inc. (NASDAQ:RMII - news), a national e-commerce and connectivity company,
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Internet Communications Corp. (NASDAQ:INCC - news) has entered into a definitive
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agreement to be acquired for approximately $28 million in RMI.NET common stock, as well as warrants. The acquisition of INCC by RMI.NET is subject to approval by the shareholders of INCC.

As a condition to the transaction, Interwest Group, Inc., INCC's largest shareholder, loaned an additional $3 million to INCC. The loan was used in part to repay INCC's outstanding line of credit which matured on March 1, 2000. Under the terms of the agreement between INCC and RMI.NET, the loan will be converted to equity of INCC immediately prior to consummation of the proposed transaction.

INCC is a telecommunications integration and network services company that specializes in the design, implementation, maintenance and monitoring of premise and network-based communications for wide area networks. INCC is headquartered near Denver in Greenwood Village, Colo., and markets its products and services to Colorado-based middle-market businesses.

Denver-based RMI.NET, formerly Rocky Mountain Internet, is a national commerce solutions provider focusing on e-business for small and medium-sized businesses. The company specializes in e-business applications; web solutions, including design, hosting and marketing; and high-speed Internet access, including digital subscriber line (DSL).

This press release contains forward-looking statements. These forward-looking statements include statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts and subject to risks and uncertainties. Actual results may differ materially from such forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which reflect opinion and speak only as of the date hereof. Additionally, INCC's future profitability is subject to significant risks and uncertainties, including but not limited to liquidity, losses from operations, changing technology, competition, possible future government regulations and competition for talented employees.

For more information, contact INCC CEO and President Thomas Galley at 303-414-7111 or INCC CFO and Vice President Tim Kershisnik at 303-414-7188. Visit

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Internet Communications' Web site at www.incc.net for investor-related
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information and a description of the company's products and services.
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Contact:
     Internet Communications Corporation
     Thomas C. Galley, CEO and President
     303/414-7111
     or
     Tim Kershisnik, CFO and Vice President
     303/414-7188